EXHIBIT 10.4
RETIREMENT AGREEMENT

AGREEMENT by and between Mark R. James (hereinafter referred to as “Retiree”), and Honeywell International Inc., a corporation organized under the laws of the state of Delaware (hereinafter referred to as “Honeywell” or the “Company”).

WITNESSETH:

WHEREAS, Retiree has been an executive officer of the Company for approximately 12-1/2 years; and

WHEREAS, the Retiree has announced his decision to step down from his role as the Company’s Senior Vice President, Human Resources, Security and Communications, effective at the close of business on July 31, 2020 (“Retirement Date”); and

WHEREAS, the Retiree is willing to provide assistance to the Company in transitioning his role and responsibilities to his designated successor; and

WHEREAS, the Retiree is willing to provide additional transition services to the Company for six (6) months following his retirement; and

WHEREAS, the Company is desirous of rewarding the Retiree for his long and distinguished service, as well as the aforementioned transition services, by allowing him to continue to vest in certain previously granted long term incentive (“LTI”) awards; and

WHEREAS, the Company is desirous of securing greater protections under its existing restrictive covenants with the Retiree;

NOW THEREFORE, in consideration of the mutual covenants contained herein, it is agreed as follows:

1.TRANSITION SERVICES PERIOD

From the Retirement Date through January 31, 2021 (the “Transition Services Period”), Retiree shall make himself reasonably available to the Company’s Chief Executive Officer and his designees to assist with any matters that may arise incident to the smooth and successful transition of his responsibilities to his successor (“Transition Services”). No regular compensation or consulting fees will be paid to Retiree during, or with respect to, this Transition Services Period. During the Transition Services Period, Retiree shall not become employed by any other entity without the consent of the Company’s Chief Executive Officer.

2.EMPLOYMENT STATUS

During the Transition Services Period, the Retiree is not granted, and shall not exercise, any authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, or to bind the Company to any agreement, contract or arrangement of any nature, except as expressly provided herein. Moreover, for the duration of the Transition Services Period, Retiree shall be deemed to be and shall act strictly and exclusively as an independent contractor and shall not be considered under the provisions of this Agreement or otherwise as having an employee status with Honeywell, or as being eligible to participate in or receive any benefit under a benefit plan or program made available to employees of the Company.

3.RETIREMENT PACKAGE

In (i) recognition of Retiree’s service to the Company, (ii) full and complete payment for all services to be rendered hereunder during the Transition Services Period, and (iii) consideration of the enhanced restrictive covenants described in this Agreement, the Management Development and Compensation Committee of the Board of Directors has approved the following treatment for certain outstanding LTI awards previously granted to the Retiree (the “Consideration”), notwithstanding any contrary provisions in the applicable Company compensation plans:

1.Restricted Stock Units. The Retiree will retain the right to continued vesting in any time-based and performance-based restricted stock units that otherwise would have vested after his Retirement Date, subject to any applicable Company performance conditions.

2.Stock Options. The Retiree will retain the right to continued vesting in any stock options that otherwise would have vested after his Retirement Date (“Post-Retirement Options”). The Retiree shall have three (3) years from the vesting date of each tranche of such Post-Retirement Options to exercise such options.

3.Performance Stock Units (“PSUs”). The Retiree will be entitled to vest in his PSUs that otherwise would have vested in February of 2022. The payout from such PSUs shall be made at the same time such payments are made to other Company executives, which is expected to be in March of 2022.

4.Relocation Expense Forgiveness. Notwithstanding any agreement the Retiree may have executed to the contrary, the Retiree shall not be obligated to repay any relocation expenses expended on his behalf (or reimbursed directly to him) by the Company incident to his relocation from New Jersey to North Carolina.

4.CONFIDENTIALITY

Any information and knowledge divulged to Retiree or developed by Retiree during the Transition Services Period (including any reports, analyses, working papers, memoranda, notebooks, data, computer programs and discs or other materials prepared by Retiree in the course of providing the Transition Services), shall be treated by the Retiree as confidential information and shall not be disclosed to third parties or to the public without prior written approval of the Company, except to the extent otherwise required by law.

5.CONTINGENCIES

In order to receive the Consideration under this Agreement, Retiree must sign and return this Agreement in the form provided no later than August 14, 2020.

By signing this Agreement, Retiree acknowledges that he (a) has carefully read this Agreement in its entirety; (b) is hereby advised by the Company, in this writing, to consult with an attorney of his choice before signing this Agreement; (c) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (d) is signing this Agreement voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

If Retiree materially breaches any of the terms of this Agreement (including any intellectual property or noncompetition agreements to which he may be subject, and which are hereby incorporated by reference), he (a) shall forfeit all rights to future benefits under this Agreement; (b) must repay all benefits previously received pursuant to Section 3 of this Agreement upon the Company’s demand; and (c) must pay reasonable attorneys’ fees and all other costs incurred as a result of such breach. Provided, however, this subparagraph shall not be applicable to challenges to the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act, nor will the Company seek any damages of any sort against Retiree for having made such a challenge.

6.GENERAL RELEASE OF CLAIMS

In exchange for entering into this Agreement and the Consideration set forth herein, Retiree does hereby waive and release, knowingly and willingly, Honeywell International Inc., its future parent corporations, its predecessor companies, its past, present and future divisions, subsidiaries, affiliates and related companies and their successors and assigns and all past, present and future directors, officers, employees and agents of these entities, personally and as directors, officers, employees and agents (collectively the “Honeywell Group”), from any and all claims of any nature whatsoever Retiree has arising out of his employment and/or the termination of employment with the Honeywell Group, known or unknown, including but not limited to any claims he may have under federal, state or local employment, labor, or anti-discrimination laws, statutes and case law and specifically claims arising under the federal Age Discrimination in Employment Act of 1967, the Civil Rights Acts of 1866 and 1964, the Americans with Disabilities Act of 1990, Executive Order 11246, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Family and Medical Leave Act of 1993, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Labor-Management Relations Act, the Equal Pay Act of 1963, the Fair Credit Reporting Act, the Pregnancy Discrimination Act, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Occupational Safety and Health Act, the Worker Adjustment Retraining and Notification Act (all such statutes, as amended), the North Carolina Equal Employment Practices Act, the North Carolina Communicable Disease Law, the North Carolina Persons with Disabilities Protection Act, the North Carolina Discrimination on Basis of Sickle Cell Trait, North Carolina Smokers’ Rights Law, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Law on Genetic Testing, the North Carolina Constitution, North Carolina common law and any and all other applicable state, county or local statutes, ordinances or regulations, including claims for attorneys' fees; provided, however, that this release does not apply to claims under ERISA Section 502(a)(1)(B) for benefits under Honeywell Group sponsored benefit plans covered under ERISA (other than claims for severance and severance related benefits), does not apply to claims arising out of obligations expressly undertaken in this Agreement, does not apply to claims that cannot be waived as a matter of law, and does not apply to claims arising out of any act or omission occurring after the date Retiree signs this Agreement. All claims, including contingent claims, for incentive compensation awards under any Honeywell Group plan or payroll practice, along with any claims under any state wage and hour laws, are specifically subject to this release of claims. Any rights to benefits (other than severance benefits) under Honeywell Group sponsored benefit plans are governed exclusively by the written plan documents.

Notwithstanding the foregoing, nothing in this Agreement (or any exhibit or attachment thereto) is intended to or shall be construed to prevent Retiree from (i) filing an administrative charge or otherwise communicating with or reporting possible violations of law to any federal, state or local government office, official or agency; or (ii) reporting any accounting, internal accounting control, or auditing matter to any federal regulatory agency, any federal law enforcement agency, any Member of Congress or any committee or subcommittee of Congress; and (iii) engaging in any activity protected by the Sarbanes-Oxley Act (18 U.S.C. § 1514A) or the National Labor Relations Act.

By virtue of the foregoing, Retiree agrees that he has waived any damages and other relief available to him (including, without limitation, monetary damages, equitable relief and reinstatement) with respect to any claim or cause of action released in this General Release of Claims section. Therefore, Retiree agrees that he will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any governmental agency) with respect to any claim or right waived in this Agreement.

7.NONSOLICITATION AND NONCOMPETITION COVENANTS

Retiree acknowledges that Honeywell has invested, and will continue to invest, significant time and money to recruit and retain its employees. Therefore, recognizing that in the course of such employment Retiree has obtained valuable and confidential information about Honeywell employees, their respective talents and areas of expertise, Retiree agrees that for a period of three (3) years following his retirement from Honeywell, Retiree will not directly or indirectly, for his own account or for others, (i) solicit or recruit (or assist another in soliciting or recruiting) for employment or for the performance of services, (ii) attempt to solicit or recruit (or assist another in attempting to solicit or recruit), for employment or for the performance of services, (iii) participate in any manner in the recruitment, employment or hiring for services of any current or former Honeywell employee with whom Retiree had any contact, about whom Retiree had knowledge, who worked in the Company’s human resources function at any time in the last three (3) years, or of whom Retiree became aware in his last two (2) years of Honeywell employment, unless it has been more than twelve (12) months since that individual left Honeywell. Nor will Retiree, for his own account or for others, in any way induce or encourage, or attempt to induce or encourage, such individuals to leave the employment of Honeywell or alter their relationship with Honeywell. Retiree understands that these restrictions cover all forms of communication (regardless of who initiates them), including, but not limited to, in-person discussions, telephone calls, text messages, emails, and social media posts and messages.

Retiree further acknowledges and agrees that in partial recompense for the Consideration, his Noncompetition Agreement with the Company shall be amended by substituting a three (3) year restriction on competition for the two (2) year period set forth in such Noncompetition Agreement.

8.NON-DISPARAGEMENT

At no time on or after the date hereof will Retiree make any statement (or cause someone else to make any statement), or issue or cause to be issued any communication, publicly or privately (including, without limitation, to members of the media, business press, equity analysts, industry groups or organizations, Honeywell employees, contractors, clients, customers, vendors, suppliers, business partners or competitors, investors/shareholders), that would be disparaging (as defined below) to the Honeywell Group, its businesses, strategies, prospects, condition or reputation, or that of its directors, employees, officers or members; provided, however, that nothing contained in any provision of this Agreement shall preclude Retiree from communicating with his legal advisors or making any statement in good faith that is required by any applicable law or regulation or pursuant to an order of a court or other governmental body. For purposes of this Agreement, the term “disparaging” shall mean any statement or representation (whether oral or written and whether true or untrue) which, directly or by implication, tends to create a negative, adverse or derogatory impression about the subject of the statement or representation, or which is intended to create a negative, adverse or derogatory impression, or to harm the reputation of, the subject of the statement or representation. For the avoidance of doubt, Retiree agrees that he will not write or contribute to any book, article, social media post or other media publication, whether in written or electronic format, that is in any way descriptive of the Honeywell Group or his career with the Company without submitting a draft thereof for approval, at least thirty (30) days in advance, to the Company’s Senior Vice President and General Counsel, whose judgment about whether such book, article, social media post or other media publication is disparaging (and therefore prohibited) shall be determinative.

9.CLAIMS WARRANTIES

Retiree represents and warrants that he is not aware of any facts that would establish, tend to establish or in any way support an allegation that any member of the Honeywell Group has engaged in conduct that he believes could violate (1) any provision of federal law relating to fraud (including but not limited to the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and/or any state or local counterpart); (2) any rule or regulation of the Securities and Exchange Commission; (3) the federal False Claims Act and/or any state or local or municipal qui tam counterpart (which prohibit the presentation by the Company or any affiliate of false claims and statements or the creation of false records or statements in order to obtain payment of federal, state, county or municipal funds, or to avoid refunds of such government funds); and (4) any other federal, state or local law.

10.COOPERATION AND NONDISCLOSURE

In further exchange for the Consideration under this Agreement, Retiree agrees to cooperate fully with the Company in any matters that have given or may give rise to a legal claim against the Company, and of which Retiree is knowledgeable as a result of his employment with the Company. This requires Retiree, without limitation, to (i) make himself available upon reasonable request to provide information and assistance to the Company on such matters without additional compensation, except for out of pocket costs, (ii) maintain the confidentiality of all Company privileged information including, without limitation, attorney-client privileged communications and attorney work product, unless disclosure is expressly authorized by the Company’s Law Department, and (iii) notify the Company promptly of any requests to Retiree for information from any third party (excluding government entities), related to any pending or potential legal claim or litigation involving the Company, reviewing any such request with a designated representative of the Company prior to disclosing any such information, and permitting a representative of the Company to be present during any communication of such information.

Nothing in this Agreement prohibits Retiree from reporting possible violations of federal law or regulation to any governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Retiree does not need the prior authorization of the Law Department to make any such reports or disclosures and Retiree is not required to notify the Company that he has made such reports or disclosures.

11.CLAWBACK RIGHTS

Retiree hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement to the contrary, no contractual provision or legal requirement relating to recoupment or clawback by the Company of any amount in the nature of compensation shall be affected by his retirement or the payments contemplated hereby, and all such provisions and requirements shall remain in effect and enforceable in accordance with their terms after the date hereof.

12.NO ASSIGNMENT

Neither party shall assign any right in or obligation arising under this Agreement without the other party’s written consent, and any such assignment shall be void. This Agreement shall be binding on and inure to the benefit of each party’s heirs, executors, legal representatives, successors and permitted assigns.

13.NOTICES

Notices or communications hereunder shall be in writing, addressed as follows:

If to the Company:	Honeywell International Inc.
115 Tabor Road
Morris Plains, New Jersey 07950
Attn: Kevin M. Covert
Vice President and Deputy General Counsel

If to the Retiree:	Mark R. James
6211 Glynmoor Lakes Drive
Charlotte North Carolina 28277

Any such notice shall be deemed to be given as of the date it is personally delivered, the next business day after the date faxed (upon confirmation of receipt of transmission), or five days after the date mailed in the manner specified.

14. 409A CONSIDERATIONS

It is intended that this Agreement be administered in compliance with Section 409A of the Code, including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service (“IRS”) or other governmental rulings or interpretations issued pursuant to Section 409A (together, “Section 409A”) so as not to subject Retiree to payment of interest or any additional tax under Section 409A. The parties intend for any payments under this Agreement either to satisfy the requirements of Section 409A or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly. In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit can be made without incurring such additional tax. In addition, to the extent that Section 409A or any IRS guidance issued under Section 409A would result in Retiree being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall minimize any negative economic effect on Retiree and be reasonably determined in good faith by the Company and Retiree. As a “specified employee” as defined in Section 409A, any amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six (6) months following the date of the termination of Retiree’s employment. In such case, Retiree shall receive all such deferred amounts retroactively in a single sum and the balance thereof as otherwise provided. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Retiree by Code Section 409A or any damages for failing to comply with Section 409A; provided that, in the event that any excise tax or interest amount (“409A Amount”) is imposed on Retiree as a result of any negligent act or omission by the Company, the Company shall reimburse Retiree for any such 409A Amount, grossed-up for taxes at an assumed total tax rate of forty percent (40%).

15.GOVERNING LAW

This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without reference to principles of conflict of laws. Additionally, any action to enforce the terms of this Agreement shall be commenced exclusively in the federal or state courts of the State of North Carolina. Both parties consent to the exclusive jurisdiction of the federal and state courts in the State of North Carolina and waive any claim under the doctrine of forum non conveniens.

16.ENTIRE AGREEMENT

This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior agreements, discussions and writings with respect thereto. No modification or alteration of this Agreement shall be effective unless made in writing and signed by both the Retiree and the Company.

17.REMEDIES

Without prejudice to the rights and remedies otherwise available to the Company hereunder, the Company shall be entitled to equitable relief by way of injunction or otherwise if Retiree breaches or threatens to breach any of the provisions of this Agreement.

18.SEVERABILITY

In the event any provision of this Agreement shall not be enforceable, the remainder of this Agreement shall remain in full force and effect.

19.NO WAIVER

The waiver by the Company of any nonperformance or breach by Retiree of any provisions of this Agreement must be in writing and shall not be construed as waiving any such provision in the future. No delay or failure by Company in enforcing or exercising any right hereunder and no partial or single exercise thereof, shall be deemed of itself to constitute a waiver of such right or any other rights hereunder.

HONEYWELL INTERNATIONAL INC.

/s/ Mark R. James	By:	/s/ Kevin M. Covert
MARK R. JAMES		KEVIN M. COVERT
Vice President & Deputy General Counsel

Dated: 7/20/2020		Dated: 7/20/2020